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                                                                     Exhibit 4.8



                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES EE PREFERRED STOCK
                            PAR VALUE $.01 PER SHARE
                                       OF
                              CROWN NORTHCORP, INC.

         A. DESIGNATION. There shall be a series of Preferred Stock to be known as Series EE Non-Voting, Convertible Preferred Stock, par value $0.01 per share (hereinafter referred to as "Series EE Convertible Preferred Stock") consisting of one authorized share. After the issuance of the Series EE Convertible Preferred Stock and until the redemption of the outstanding share thereof, the Corporation shall not authorize or issue any shares of common or preferred stock having rights or preferences with respect to payment of dividends, liquidation or redemption that are senior to the rights and preferences of the Series EE Convertible Preferred Stock with respect to such matters without having obtained the prior written consent of two-thirds of the holders.

         B. LIQUIDATION IN GENERAL. In the event of a Liquidation (defined below), the holders of record of Series EE Convertible Preferred Stock (to the extent that such stock has not been redeemed or converted) shall be entitled to be paid in full the sum of $209,896 per share, plus an interest amount, expressed in dollars, equal to a six percent (6%) cumulative dividend on the sum of $209,896 from the date that the Series EE Preferred Stock is issued until the date on which the Liquidation occurs (the "Liquidation Preference") before assets of the Corporation shall be distributed among or paid over to the holders of Common Stock or other shares ranking junior to Series EE Convertible Preferred Stock (the "Junior Securities") in the distribution of assets or upon the Liquidation of the Corporation. Written notice of a Liquidation, stating a payment date and the place where such payments shall be made, shall be given to the holders of record of Series EE Convertible Preferred Stock, such notice to be addressed to each such holder at such holder's address as shown on the records of the Corporation. The liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Corporation's consolidation or merger with any other entity or group of entities, in which the stockholders of the Corporation prior to such transaction do not own at least a majority of the voting capital stock of the surviving entity after the merger or consolidation, or the Corporation's sale or transfer of all or substantially all of the Corporation's assets, shall be deemed a "Liquidation" within the meaning of the provisions of this Section B.

         The Series EE Convertible Preferred Stock shall rank in respect of the distribution of assets or upon the Liquidation of the Corporation, subject to the last sentence of this paragraph, on a parity with any other Senior Securities (as defined below). If upon any Liquidation, the net assets available for distribution to the holders of shares of the Series EE Convertible Preferred Stock and subsequent series of Preferred Stock issued with rights



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equivalent to the Series EE Convertible Preferred Stock (collectively referred to herein as the "Senior Securities") shall be insufficient to pay the holders of all of the outstanding shares of the Senior Securities the full amounts to which they respectively shall be entitled, the holders of such shares, without regard to classes or series, shall share in any distribution of assets in proportion to the amounts respectively due to them on payment in full. In the event of a Liquidation resulting from the Corporation's consolidation or merger with any other entity or group of entities in which the stockholders of the Corporation prior to such transaction do not own at least a majority of the voting capital stock of the surviving entity after the merger or consolidation or the sale or transfer of all or substantially all of the Corporation's assets, the Series EE Convertible Preferred Stock shall rank in respect of the distribution of assets prior to any other Senior Securities whose terms do not specifically include within the definition of "Liquidation" such consolidations, mergers or asset transfers.

         C. CUMULATIVE DIVIDENDS. The holders of record of Series EE Convertible Preferred Stock shall be entitled to quarterly cash dividends at the annual rate of six percent (6%) per share of Series EE Convertible Preferred Stock on the Liquidation Preference (the "Dividend Rate"). The dividends provided for in this Section C shall begin to accrue and be cumulative on outstanding shares of Series EE Convertible Preferred Stock from the date of original issuance of the shares of Series EE Convertible Preferred Stock by the Corporation. Such dividends shall accrue from day to day, whether or not earned or declared. Such dividends shall be paid solely and only to the extent that corporate funds are legally available for the payment thereof and only to the extent that such dividends are declared payable by the Corporation's Board of Directors, which declarations the Corporation shall not be obligated to make.

         In the event of a Liquidation, the holders of record of Series EE Convertible Preferred Stock shall be entitled to be paid in full all dividends declared payable by the Corporation's Board of Directors before assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities. Before the Liquidation, the full amount of all unpaid dividends declared payable by the Corporation's Board of Directors on Series EE Convertible Preferred Stock shall be paid before the declaration or setting apart for payment of any dividend or other distribution on Junior Securities. No dividend shall be paid, declared or set apart for payment on any Junior Securities unless the Corporation has paid all dividends on or in respect of all outstanding shares of Series EE Convertible Preferred Stock which have been declared and are unpaid.

         With respect to the payment of dividends, the Series EE Convertible Preferred Stock shall rank on parity with other Senior Securities (to the extent that dividends are due on such other Senior Securities), and senior in priority to all shares of Junior Securities.

         D. CONVERSION RIGHTS.

            (i) VOLUNTARY CONVERSION. All, and not less than all, of the Series EE Preferred Stock will be convertible at the option of the holders of record thereof at any time on or before September 1, 2005 into 2,109,700 shares of fully paid and nonassessable shares of Common Stock, reflecting a conversion ration of one share of the Services EE Preferred Stock



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for 2,109,700 shares of the Common Stock (the "Conversion Ratio"). Upon the
conversion of Series EE Convertible Preferred Stock, dividends relating to the shares of Series EE Convertible Preferred Stock converted shall cease to cumulate and all preferences upon Liquidation shall cease.

                  (ii) METHOD OF CONVERSION. To exercise the voluntary conversion privilege provided in paragraph (i) above, each holder of Series EE Convertible Preferred Stock, on or before May 23, 2006, shall surrender such holder's certificates representing Series EE Convertible Preferred Stock at the Corporation's office or at such other place as shall be designated by the Corporation, duly endorsed to the Corporation. Upon the Corporation's receipt of such certificates, the Corporation shall issue certificates representing the appropriate number of shares of Common Stock in the respective names of the holders of Series EE Convertible Preferred Stock or in the names of the holders' designees.

                  (iii) ADJUSTMENT OF NUMBER OF SHARES OF COMMON STOCK.

                        (a) STOCK DIVIDENDS; STOCK SPLITS. If the number of
                  shares of Common Stock outstanding at any time after the date of issuance of the shares of Series EE Convertible Preferred Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of shares of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion Ratio shall be appropriately reduced so that the holder of any shares of Series EE Convertible Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned immediately following such action had such shares of Series EE Convertible Preferred Stock been converted immediately prior thereto.

                           (b) COMBINATION OF SHARES. If the number of shares of
                  Common Stock outstanding at any time after the date of issuance of the shares of Series EE Convertible Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then immediately after the effective date of such combination, the Conversion Ratio shall be appropriately increased so that the holder of any shares of Series EE Convertible Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned immediately following such action had such shares of Series EE Convertible Preferred Stock been converted immediately prior thereto.

                  (iv) CANCELLATION. All shares of Series EE Convertible Preferred Stock which shall have been surrendered for conversion as herein provided in this Section D - Conversion Rights shall no longer be deemed to be outstanding and all rights with respect to such shares of Series EE Convertible Preferred Stock, shall forthwith cease and terminate, except only the rights of the holders thereof to receive shares of Common Stock or other assets or property in



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exchange therefor and to receive the payment of accrued unpaid dividends thereon from the Corporation as funds become legally available for the payment thereof.

                  (v) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its treasury shares or its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the shares of Series EE Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series EE Convertible Preferred Stock then outstanding.

         E. REDEMPTION RIGHTS.. The Corporation will have the right, but not the obligation, to redeem the Series EE Convertible Preferred Stock, in compliance with applicable law and all agreements and instruments by which it is bound, at any time upon 30 days' (such 30 days being referred to herein as the "Redemption Period") prior written notice to the holders of record of the Series EE Convertible Preferred Stock (the date for which such redemption is so noticed being referred to herein as the "Redemption Date") at their address on the records of the Corporation, for a redemption price equal to the sum of (a) $209,896, plus (b) an amount, expressed in dollars, equal to a six percent (6%) cumulative dividend on the sum of $209,896 from the date that the Series EE Convertible Preferred Stock is issued until the day that it is so redeemed (the "Redemption Price"). Such holders will have the right, but not the obligation, to convert all, but not less than all, of the Series EE Convertible Preferred Stock during the Redemption Period pursuant to Section D above. On the applicable redemption date, the holders of the Series EE Convertible Preferred Stock will deliver certificates representing the shares of Series EE Convertible Preferred Stock to be redeemed to the Corporation, duly endorsed for transfer in blank, along with such other documents and instruments as the Corporation may reasonably request, and the Corporation will pay to such holders the Redemption Price. In the event that any Redemption Date is not a business day, then the related redemption shall occur on the next following business day. The Redemption Price shall be payable in cash, by certified check or by wire transfer of immediately available funds to an account designated in writing by the holders. No shares of Series EE Convertible Preferred Stock which have been so redeemed after the original issuance thereof shall be outstanding or shall ever again be reissued, sold or transferred.

         E. VOTING RIGHTS.

         Prior to conversion of the shares of Series EE Convertible Preferred Stock to shares of Common Stock, the shares of the Series EE Convertible Preferred Stock shall have no voting rights with respect to directors of the Corporation or any other matter requiring stockholder approval except with respect to those matters requiring separate class votes as mandated by the laws of the State of Delaware.

         F. ISSUE TAX. The issuance of certificates representing shares of Common Stock upon the conversion of Series EE Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance, stock transfer or documentary stamp tax in respect thereof, PROVIDED that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in the name



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other than that of the record holder of the Series EE Convertible Preferred
Stock that is being converted.

         G. PREEMPTIVE RIGHTS. The holders of the shares of Series EE Convertible Preferred Stock shall have no preemptive rights.

         IN WITNESS WHEREOF, this Certificate of Designation has been executed as of May ___, 2001.

                                            /s/ Douglas A. Payne
                                            ------------------------------------
                                            Douglas A. Payne, Vice President



   /s/ Stephen W. Brown
---------------------------
Stephen W. Brown, Secretary



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